Certification pursuant to Item 77Q3 of Form N-SAR


I, David J. Brown, as the Chief Compliance Officer for Principal Funds, Inc. and Principal Variable Contracts Funds, Inc., hereby certify that the Funds and Principal Management Corporation have established procedures reasonably designed to achieve compliance with the terms and conditions of the SEC order that permits the Funds to operate a credit facility that enables the Funds to engage in interfund lending. Specifically, procedures have been designed to achieve the following objectives:
(a)	the Interfund Loan Rate will be higher than the Repo Rate,
but lower than the Bank Loan Rate;

(b)	compliance with the collateral requirements as set forth in
the application;

(c)	compliance with the percentage limitation on interfund
borrowing and lending;

(d)	allocation of interfund borrowing and lending demand in an
equitable manner and in accordance with procedures established by the Board of each Fund; and

(e)	that the Interfund Loan Rate does not exceed the interest
rate on any third party borrowings of a borrowing Fund at the time of the Interfund Loan.




/s/ David J. Brown
				09/24/2015
David J. Brown                     Date
Chief Compliance Officer
Principal Funds, Inc. and Principal Variable Contracts Funds, Inc.